Exhibit 99.1

Shift Technologies, Inc. Announces $75,000,000 Convertible Notes Offering

May 24, 2021

SAN FRANCISCO, May 24, 2021 - Shift Technologies, Inc. (NASDAQ: SFT) today announced its intention to offer, subject to market conditions and other factors, $75,000,000 aggregate principal amount of convertible senior notes due 2026 (the "notes") in a private offering only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Act"). Shift also expects to grant the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date the notes are first issued, up to an additional $11.25 million aggregate principal amount of the notes.

The notes will be senior unsecured obligations of Shift, and interest will be payable semi-annually in arrears. The notes will be convertible into cash, shares of Shift's Class A common stock, or a combination thereof, at Shift's election. The interest rate, initial conversion rate and other terms of the notes are to be determined upon pricing of the offering.

In connection with the pricing of the notes, Shift expects to enter into privately negotiated capped call transactions with one or more of the initial purchasers of the notes and/or their affiliates or other financial institutions (the "capped call counterparties"). The capped call transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of Shift’s Class A common stock that will initially underlie the notes. The capped call transactions are expected generally to reduce the potential dilution to Shift’s Class A common stock upon any conversion of notes and/or offset any potential cash payments Shift is required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to cap. If the initial purchasers exercise their option to purchase additional notes, Shift expects to enter into additional capped call transactions with the capped call counterparties.

In connection with establishing their initial hedge of the capped call transactions, the capped call counterparties or their respective affiliates expect to enter into various derivative transactions with respect to Shift’s Class A common stock and/or purchase shares of Shift’s Class A common stock concurrently with, or shortly after, the pricing of the notes. These activities could increase (or reduce the size of any decrease in) the market price of Shift's Class A common stock or the notes at that time. In addition, Shift expects that the capped call counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding derivative transactions with respect to Shift’s Class A common stock and/or by purchasing or selling shares of Shift’s Class A common stock or other securities of Shift in secondary market transactions following the pricing of the notes and from time to time prior to the maturity of the notes (and are likely to do so following any conversion of the notes, any repurchase of the notes by Shift on any fundamental change repurchase date, any redemption date or any other date on which the notes are retired by Shift). This activity could also cause or avoid an increase or a decrease in the market price of Shift’s Class A common stock or the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of the notes, it could affect the number of shares of Shift’s Class A common stock, if any, and value of the consideration that noteholders will receive upon conversion of the notes.

Shift expects to use a portion of the net proceeds from this offering to pay the cost of the capped call transactions described above, and the remaining proceeds to pay for working capital and general corporate purposes.

The notes will be offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Act. Neither the notes nor the shares of Shift’s Class A common stock issuable upon conversion of the notes, if any, have been registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

About Shift

Shift is a leading end-to-end auto ecommerce platform transforming the used car industry with a technology-driven, hassle-free customer experience. Shift’s mission is to make car purchase and ownership simple - to make buying or selling a used car fun, fair, and accessible to everyone. Shift provides comprehensive, digital solutions throughout the car ownership lifecycle: finding the right car, having a test drive brought to you before buying the car, a seamless digitally-driven purchase transaction including financing and vehicle protection products, an efficient, digital trade-in/sale transaction, and a vision to provide high-value support services during car ownership.

Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements include estimated financial information. Such forward looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of Shift’s business are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the ability to consummate the offering of the notes within the timing and at the price anticipated by Shift; (2) the ability to enter into the capped call transactions on the timing and at the price anticipated by Shift; (3) changes in the terms of the notes; and (4) other risks and uncertainties indicated from time to time in other documents filed or to be filed with the SEC by Shift. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Shift undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Investor Relations:

Mark Roberts, Blueshirt Capital Markets

IR@shift.com

Media Contact:

Jeff Fox, The Blueshirt Group

jeff@blueshirtgroup.com

Source: Shift Technologies, Inc.